Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 31st day of July 2023, by and among Perception Capital Partners IIIA LLC, Macabel Holdings, Inc., Rick Gaenzle, Scott Honour, Jim Sheridan, Tao Tan, and Corey Campbell.

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13D in respect of Class A ordinary shares of Portage Fintech Acquisition Corporation, par value $0.0001 per share, is filed on behalf of each of the parties to this Agreement, that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements, and that this Agreement may be included as an exhibit to all such filings.

The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her, or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PERCEPTION CAPITAL PARTNERS IIIA LLC

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	President

MACABEL HOLDINGS, INC.

By:	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	President

/s/ Rick Gaenzle
Rick Gaenzle

/s/ Scott Honour
Scott Honour

/s/ Jim Sheridan
Jim Sheridan

/s/ Tao Tan
Tao Tan

/s/ Corey Campbell
Corey Campbell